As filed with the Securities and Exchange Commission on July 16, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	41-0948415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2001 Theurer Boulevard
Winona, Minnesota 55987-1500
(Address of principal executive offices and zip code)

Fastenal Company Employee Restricted Stock Unit Plan
Fastenal Company Non-Employee Director Stock and Restricted Stock Unit Plan
(Full Title of the Plans)

Copy to:
Max H. Tunnicliff Senior Executive Vice President and Chief Financial Officer Fastenal Company 2001 Theurer Boulevard Winona, MN 55987-1500 (507) 454-5374	Nicole Leimer Faegre Drinker Biddle and Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 (612) 766-7000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of "large accelerated filer", "accelerated filer", "smaller reporting company", and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement is filed by Fastenal Company (the "Company") to register the following shares of the Company's common stock, $0.01 par value per share ("Common Stock"), for issuance under the following equity compensation plans:
(1) 7,500,000 shares of Common Stock reserved for issuance under the Fastenal Company Employee Restricted Stock Unit Plan (the "Employee RSU Plan"); and
(2) 1,000,000 shares of Common Stock reserved for issuance under the Fastenal Company Non-Employee Director Stock and Restricted Stock Unit Plan (the "Director Plan" and, together with the Employee RSU Plan, the "Plans").
Each of the Plans was approved by the Company's shareholders at the Annual Meeting of Shareholders held on April 23, 2026.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.         Incorporation of Documents by Reference
The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are, as of their respective dates, hereby incorporated by reference into this Registration Statement:
(a)the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 5, 2026 (the "Annual Report");
(b)the Company's Definitive Proxy Statement on Schedule 14A for its 2026 Annual Meeting of Shareholders, filed on February 25, 2026;
(c)the Company's Quarterly Report on Form 10-Q, filed on April 16, 2026;
(d)the Company's Current Reports on Form 8-K, filed on April 24, 2026, April 29, 2026, June 12 ,2026 and June 23, 2026;
(e)all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been "furnished" rather than "filed" in accordance with the Commission's rules); and
(f)the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on August 12, 1987 pursuant to Section 12 of the Exchange Act, as updated by Exhibit 4.1 to the Company's Annual Report referred to in (a) above, including any amendment or report filed with the Commission for the purpose of updating such description.
In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents; except as to any document, or portion of or exhibit to a document, that is "furnished" to (rather than "filed" with) the Commission.
Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.        Description of Securities
Not applicable.
Item 5.        Interests of Named Experts and Counsel
Not applicable.
Item 6.        Indemnification of Directors and Officers
The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the "MBCA"). Section 302A.521 of the MBCA provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify a person, including an officer or director, who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person's performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.
Article VII of the Company's Restated Articles of Incorporation eliminates the personal liability of the directors of the Company to the Company and its shareholders for monetary damages for breach of fiduciary duty, other than liability of a director to the extent provided by applicable law: (a) for any breach of the director's duty of loyalty to the Company or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 302A.559 (liability for illegal distributions to shareholders) or 80A.23 (liability for violations of the anti-fraud or registration provisions of state securities laws) of the Minnesota Statutes; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of Article VII.
Article VI, Section 1 of the Company's Restated Bylaws requires the Company to provide indemnification and advancement of expenses, including witness reimbursements, to any director or officer of the Company made or threatened to be made a party to a proceeding, or appearing as a witness in a proceeding, by reason of the former or present official capacity of the person, in such manner, under such circumstances, and to such extent, as is required or permitted by Section 302A.521 of the MBCA or by other provisions of law.
The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.
Item 7.        Exemption from Registration Claimed
Not applicable

Item 8.        Exhibits

Exhibit Number	Description of Document

4.1	Restated Articles of Incorporation of Fastenal Company, as amended (incorporated by reference to Exhibit 3.2 to Fastenal Company's Form 8-K dated as of April 24, 2025)

4.2	Restated By-Laws of Fastenal Company dated as of February 2, 2024 (incorporated by reference to Exhibit 3.2 to Fastenal Company's Form 10-K for fiscal year ended December 31, 2023)

5.1	Opinion of Faegre Drinker Biddle and Reath LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

23.3	Consent of Faegre Drinker Biddle and Reath LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

99.1	Fastenal Company Employee Restricted Stock Unit Plan

99.2	Fastenal Company Non-Employee Director Stock and Restricted Stock Unit Plan

107.1	Filing Fee Table
Item 9.        Undertakings
(a)The Company hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Filing Fee Tables" or "Calculation of Registration Fee" table, as applicable, in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winona, State of Minnesota, on July 16, 2026.
FASTENAL COMPANY

By:	/s/ Daniel L. Florness
Daniel L. Florness, Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Daniel L. Florness and Max H. Tunnicliff, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 16, 2026 by the following persons in the capacities indicated.

/s/ Daniel L. Florness	Chief Executive Officer and Director
Daniel L. Florness	(Principal Executive Officer)

/s/ Max H. Tunnicliff	Senior Executive Vice President and Chief Financial Officer
Max H. Tunnicliff	(Principal Financial Officer)

/s/ Sheryl A. Lisowski	Executive Vice President - Chief Accounting Officer and Treasurer
Sheryl A. Lisowski	(Principal Accounting Officer)

/s/ Scott A. Satterlee	Director (Chair)
Scott A. Satterlee

/s/ Michael J. Ancius	Director
Michael J. Ancius

/s/ Stephen L. Eastman	Director
Stephen L. Eastman

/s/ Brady D. Ericson	Director
Brady D. Ericson

/s/ Rita J. Heise	Director
Rita J. Heise

/s/ Hsenghung Sam Hsu	Director
Hsenghung Sam Hsu

/s/ Daniel L. Johnson	Director
Daniel L. Johnson

/s/ Sarah N. Nielsen	Director
Sarah N. Nielsen

/s/ Irene A. Quarshie	Director
Irene A. Quarshie

/s/ Vishal Talwar	Director
Vishal Talwar

/s/ Reyne K. Wisecup	Director
Reyne K. Wisecup